Exhibit 99.1

For further information contact:

Michael R. Garone, Chief Financial Officer

973.532.8005 or mgarone@emisphere.com

Emisphere Technologies, Inc. Appoints Alan L. Rubino as President and Chief Executive Officer and Timothy G. Rothwell as Chairman of the Board of Directors; Announces New Corporate Strategy

CEDAR KNOLLS, NJ, September 17, 2012 — Emisphere Technologies, Inc. (OTCBB: EMIS) (the “Company”) announced the appointment of Alan L. Rubino to the position of President and Chief Executive Officer, effective immediately. Mr. Rubino has also been elected to the Company’s Board of Directors. “Alan is a seasoned industry executive with major and emerging pharmaceutical company experience. Throughout his career, he has consistently demonstrated the ability to successfully launch and grow profitable pharmaceutical products and efficient businesses. His versatile experiences, extensive industry connections and business development network, and exceptional reputation make him ideally suited to secure Emisphere’s commercial success,” said Dr. Michael Weiser, a member of the Board of Directors.

Mr. Rubino commented, “I was attracted to Emisphere by the broad potential of its Eligen® Technology to improve therapeutic delivery of vital pharmaceutical products and the Company’s goal to pursue an immediate commercial opportunity to create value by launching its market-ready Eligen® Oral B12 product.”

Timothy G. Rothwell, the newly appointed Chairman of the Company’s Board of Directors commented that “the Company has decided to commercialize its Eligen® Oral B12 product to begin to realize the promise of the Eligen® drug delivery technology, and also to acquire other products to create value for the Company and its shareholders. Alan Rubino is the right leader to help pivot to this new business strategy and achieve our goals. While we have decided to pursue a new course to reposition Emisphere into a viable commercial-stage entity, anchored by the Eligen® Oral B12 product, we remain dedicated to further realizing the full potential and commercial value of our platform Eligen® Technology. To that end, we will continue to work closely with existing partners and will also expand our efforts to attract new delivery system and product development / licensing partnerships as well. We believe that the new Emisphere business strategy will create new opportunities for growth.”

Dr. Weiser added “we’re very fortunate to have Alan and Tim working together to lead Emisphere in charting this new course and direction. They have worked together closely in the past; they both have a reputation for the highest personal and business integrity, a proven track record of success, extensive business leadership experience and excellent business development networks throughout the industry. Alan and Tim are the right leaders to ensure the Company realizes its full potential and creates greater value for its shareholders.”

Mr. Rubino’s career spans over 30 years at every level of the biopharmaceutical industry. Most recently, he was Chief Executive Officer and President of New American Therapeutics, Inc., where he and his team presided over a most successful venture that was focused on the acquisition, marketing, and ultimate sale of Denavir, a leading Rx topical therapeutic for HSV-1 cold sore treatment which delivered a substantial return to its investment partners. A major portion of Mr. Rubino’s highly successful career includes his twenty-four years spent at

Hoffmann-La Roche where he rose through the ranks to become a corporate officer and member of the US Executive Committee. He held a variety of key senior executive positions with broad general management responsibilities leading major business units and operations, marketing, business development, alliance management, human resources, and supply chain/manufacturing. He led many key top level executive initiatives and presided over numerous commercial product launches across a spectrum of therapeutic areas including the introduction of the world’s first biological product in Roferon-A [alfa-interferon 2a].

Mr. Rothwell is the former Chairman of Sanofi-Aventis U.S., having also served as President and Chief Executive Officer. In his various roles at Sanofi-Aventis U.S., he was responsible for overseeing all domestic commercial operations as well as coordinating Industrial Affairs and Research and Development activities.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates, the sufficiency of Emisphere's cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (file no. 000-17758) filed on March 21, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 9, 2012, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 7, 2012.

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